EXHIBIT 23.1

      CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-113590 on Form S-3, and Registration Statement Nos. 333-104249, 333-80577 and 33-3537, on Form S-8, of our report dated March 1, 2007, relating to the financial statements of Giant Industries, Inc. and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting method for the adoption of Financial Accounting Standards Board ("FASB") Interpretation 47, Accounting for Conditional Asset Retirement Obligations in 2005 and a change in accounting method for the adoption of Statement of Financial Accounting Standards No. 158, Employer's Accounting for Defined Benefit Plans and Other Postretirement Benefits, an Amendment of FASB Statements No. 87, 88, 106, and 132(R) in 2006), our report dated March 1, 2007 relating to the financial statement schedule of the Company, and our report dated March 1, 2007 relating to management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2006.


/s/ Deloitte & Touche LLP

Phoenix, Arizona
March 1, 2007